CHISHOLM, BIERWOLF & NILSON
Certified Public Accountants
A Limited Liability	533 W. 2600 S., Suite 25	Office (801) 292-8756
Partnership	Bountiful, Utah 84010	Fax (801) 292-8809

April 11, 2008

Securities and Exchange Commission

Washington, DC 20549

Re:  GREEN GLOBE INTERNATIONAL, INC.

Gentlemen:

We have read Item 4.01 CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANTS contained in Green Globe International, Inc’s 8-K dated April 11, 2008, and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

\s\Chisholm, Bierwolf & Nilson

Chisholm, Bierwolf & Nilson,

Bountiful, Utah